                                                                    EXHIBIT 4.06


THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.


                                 PROMISSORY NOTE

January 12, 2001                                                   $2,860,000.00

         FOR VALUE RECEIVED, SMARTSOURCES.COM, INC., a corporation organized under the laws of the State of Colorado (the "BORROWER"), hereby promises to pay to RGC INTERNATIONAL INVESTORS, LDC (the "HOLDER") the sum of Two Million, Eight Hundred Sixty Thousand and No/100 ($2,860,000.00) Dollars and to pay interest on the unpaid principal balance hereof at a daily rate expressed as a fraction, the denominator of which is three hundred and sixty (360) and the numerator of which is Eleven (11%) Percent per annum compounded annually from the date hereof (the "Issue Date") until the same becomes due and payable. Any amount of principal of or interest on this Note which is not paid when due shall bear interest at the lesser of the highest rate permitted by the Governing Law (as defined herein) or the rate of seventeen percent (17%) per annum from the due date thereof until the same is paid. Interest shall be calculated based on a 360-day year and shall commence accruing on the date hereof. Borrower shall pay to Holder, monthly, commencing on January 12, 2002 and on the first day of each and every month thereafter until the Maturity Date, installments of $20,000.00, which shall be applied to accrued and unpaid interest, it being understood that such installments may not be sufficient to pay all accrued interest. Any accrued interest not paid by any regularly scheduled $20,000.00 installment shall be compounded annually. Notwithstanding anything herein to the contrary, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on January 12, 2005 (the "MATURITY DATE"). All payments of principal and interest shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made c/o Rose Glen Capital Management, L.P., 3 Bala Plaza East, Suite 501, 251 Asaphs Road, Bala Cynwyd, Pennsylvania 19004, or such other address as the Holder shall hereafter give to the Borrower by written notice.

         Holder makes no representation, either in this instrument or elsewhere, that the rate of interest offered herein is the lowest or best rate of interest offered by Holder for loans of the kind evidenced by this instrument, or loans of any other kind.

         Borrower may at its sole election at any time and from time to time prepay all or any part of this Note. All prepayments shall first be applied to any amounts due hereunder not constituting accrued interest or principal, then to all accrued and unpaid interest that is not due and payable monthly as provided herein, then to all other accrued and unpaid interest, then for principal. Any prepayment of principal shall reduce the outstanding principal balance of this Note by the amount of principal so repaid plus the "Discount Amount". The "Discount Amount" shall be the product of: (i) the amount of the principal paid, multiplied by (ii) a fraction the denominator of which is 360 and the numerator of which is four (4%) percent per annum, multiplied by (iii) the number of days from the date of the prepayment through the Maturity Date. In the event that as a result of one or more prepayments of principal, the $20,000 installment per month payments shall exceed the amount of interest accruing monthly on the balance of principal then owing, Borrower shall continue to make the $20,000 monthly payments to Holder and those payments shall be applied first to interest and then to the prepayment of principal as provided above.

1. Events of Default. Each of the following occurrences shall constitute an "EVENT OF DEFAULT" under this Note:

         (a) Failure to Pay Principal or Interest. Borrower shall default in the full payment of any installment of principal or interest as and when due under this Note; or

         (b) Breach of Agreements. If Borrower or any subsidiary of Borrower violates any of the terms or breaches any of the representations, warranties or covenants contained in this Note, in that certain Redemption and Exchange Agreement dated as of January 12, 2001 by and between Borrower and Holder (the "Redemption Agreement"), or in any guaranty delivered to Holder by any subsidiary of Borrower, if any such default is not cured within ten (10) days of written notice from Holder;

         (c) Default as to Other Indebtedness; Operating Leases. Borrower or any subsidiary of Borrower shall fail to make any payment when due (whether by scheduled maturity, prior to the stated maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (defined below) (other than hereunder), singly or in the aggregate equal to or exceeding $50,000; or any breach, default or event of default on the part of Borrower or any subsidiary of Borrower shall occur under any operating lease to which Borrower or a subsidiary of Borrower is a party which breach, default or event of default shall materially adversely affect the rights of Borrower or such subsidiary with respect to the property subject to any operating lease on which the remaining payments exceed $100,000.

         (d)   Involuntary Bankruptcy; Appointment of Receiver, Etc.


                    (i) An involuntary case shall be commenced against Borrower or any subsidiary of Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any subsidiary of Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law;

                    (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any subsidiary of Borrower or over all or a substantial part of the property of Borrower or any subsidiary of Borrower shall be entered; or an interim receiver, trustee or other custodian of Borrower or any subsidiary of Borrower or of all or a substantial part of the property of Borrower or any subsidiary of Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Borrower or any subsidiary of Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty
               (60) days after entry, appointment or issuance.

         (e) Voluntary Bankruptcy; Appointment of Receiver, Etc. Borrower or any subsidiary of Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or assets; or Borrower or any subsidiary of Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the shareholders or board of directors (or equivalent) of Borrower or any subsidiary of Borrower (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

         (f) Dissolution. Any order, judgment or decree shall be entered against Borrower or any subsidiary of Borrower which accounts for 10% or more of Borrower's business, decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty
(30) days; or Borrower or any subsidiary of Borrower shall otherwise dissolve, be dissolved, or cease to exist except as specifically permitted by this Note.

         (g) Loan Documents. At any time, for any reason, (i) this Note, the Redemption Agreement or any document evidencing or guaranteeing the Obligations (defined below) (collectively, "LOAN DOCUMENTS") ceases to be in full force and effect, (ii) Borrower or any subsidiary of Borrower expressly repudiates its obligations under the Loan Documents either in writing or through a public announcement, or (iii) Borrower or any subsidiary of Borrower grant a Lien (except as permitted hereunder) in favor of parties other than Holder.

         (h)   Judgments and Attachments.

                    (i) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against Borrower or any subsidiary of Borrower or any of their respective assets involving in any case an amount in the aggregate in excess of $100,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of


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               $100,000, the entry thereof shall immediately constitute an Event of Default hereunder unless fully bonded in a manner satisfactory to Holder.

                    (ii) A federal or foreign tax Lien is filed against Borrower or any subsidiary of Borrower or against any of the property of Borrower or any subsidiary of Borrower which is not discharged of record, bonded over or otherwise secured to the reasonable satisfaction of Holder within sixty (60) days after the filing thereof or the date upon which Holder receives actual knowledge of the filing thereof for an amount which equals or exceeds, when combined with such amounts claimed to be owing by Borrower and its subsidiaries, $50,000.

                    (iii) An environmental Lien is filed against any of the Property with respect to claims in an amount which equals or exceeds $50,000 and such Lien is not discharged, vacated, bonded or stayed within thirty (30) days of the imposition of the Lien.

         (i)   [INTENTIONALLY OMITTED]

         (j)   [INTENTIONALLY OMITTED]

         (k) Material Adverse Effect. An event shall occur which results in a Material Adverse Effect (defined below).

         An Event of Default shall be deemed "continuing" until cured or waived in writing by Holder in its sole and absolute discretion.

2.       Rights and Remedies.

         (a) Acceleration. Upon the occurrence of any Event of Default described in 1(d), (e) or 1(f), the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower; and upon the occurrence and during the continuance of any other Event of Default, Holder may declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower.

         (b) Enforcement. Borrower acknowledges that in the event Borrower or any Guarantor (as defined herein) fails to perform, observe or discharge any of their respective obligations or liabilities under this Note, the Redemption Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to Holder; therefore, Borrower agrees that Holder shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         (c) Other. The remedies provided in this Note shall be cumulative and concurrent and in addition to all other remedies available at law or in equity (including a decree of specific performance and/or other injunctive relief), and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No remedy contained herein shall be deemed a waiver of compliance giving rise to such remedy and nothing herein shall limit Holder's right to pursue actual damages for any failure by the Borrower to comply with the terms of this Note. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be effective unless it is set forth in a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.


         (d)   [INTENTIONALLY OMITTED]

3. Reporting Covenants. Borrower covenants and agrees that so long as any principal or interest is outstanding and thereafter until payment in full of all amounts due and payable hereunder and under the Loan Documents (collectively, "Obligations") (other than indemnities not yet due), unless Holder shall otherwise give its prior written consent thereto:

         (a) Financial Statements. Borrower shall maintain, and cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants Accounting Principles Board and Financial Accounting Standards Board ("GAAP") and each of the financial statements described below ("Financial Statements") shall be prepared from such system and records. Borrower shall deliver or cause to be delivered to Holder:

                    (i) Quarterly Reports. As soon as practicable, and in any event within fifty (50) days after the end of each fiscal quarter of Borrower ("FISCAL QUARTER") in each fiscal year of Borrower ("FISCAL YEAR"), the consolidated and consolidating balance sheets of Borrower and its subsidiaries as at the end of such period and the related consolidated and consolidating statement of income of Borrower and its subsidiaries and consolidated statements of shareholders' equity and cash flow of Borrower and its subsidiaries, in each instance, for such Fiscal Quarter, certified by the chief financial officer of Borrower as fairly presenting the respective consolidated and consolidating financial positions of Borrower and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments and excluding footnotes. Delivery to Holder of Borrower's SEC Form 10-Q for any Fiscal Quarter within the time period required hereby shall be deemed to satisfy the requirements of this Section 3(a)(i).

                    (ii) Annual Reports. As soon as practicable, and in any event within one hundred and five (105) days after the end of each Fiscal Year, (x) the consolidated and consolidating balance sheets of (A) Borrower and its subsidiaries as at the end of such Fiscal Year and (B) to the extent the same are routinely and regularly prepared, each of Borrower's subsidiaries as at the end of such Fiscal Year and (y) the related consolidated and consolidating statements of income, shareholders' equity and cash flow of (A) Borrower and its subsidiaries and (B) to the extent the same are routinely and regularly prepared, each of Borrower's subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, and (z) a report on such consolidated Financial Statements of Borrower and its subsidiaries of Moss Adams LLP or other independent certified public accountants acceptable to Holder; which report: shall be unqualified as to the scope of the audit performed and shall state that such Financial Statements fairly present the consolidated financial position of Borrower and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Moss Adams LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards. Delivery to Holder of Borrower's SEC Form 10-K within the time period required hereby shall be deemed to satisfy the requirements of Section 3(a) (ii) (x) and (y).

         (b) Events of Default. Promptly upon any of the chairman of the board of directors, president, chief executive officer, chief operating officer, chief financial officer, treasurer or controller of Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default under this Note,
(ii) that any person (other than Holder) has given any notice to Borrower or any of Borrower's subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 1(c), or (iii) of any condition or event which has resulted in a Material Adverse Effect (defined below), Borrower shall deliver to Holder a certificate from the chief financial officer, president or treasurer of Borrower ("OFFICER'S CERTIFICATE") specifying (x) the nature and period of existence of any such claimed default or Event of Default, (y) the notice given or action taken by such person in connection therewith, and (z) what action Borrower or the applicable subsidiary has taken, is taking and proposes to take with respect thereto. For the purposes of this Note, "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect upon (i) the business, operations, assets, financial condition, results of operation, or properties of Borrower and its subsidiaries taken as a whole, (ii) the authority or ability of Borrower or any of its subsidiaries to perform their respective obligations under this Note or the Redemption Agreement or the other Loan Documents, or (iii) the ability of Holder to enforce this Note, the Redemption Agreement or the other Loan Documents.

         (c)   Lawsuits.

                    (i) Institution of Proceedings. Promptly upon Borrower or any subsidiary of Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any subsidiary of Borrower (other than an action, suit or proceeding brought by Holder), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Borrower's reasonable judgment, Borrower or any subsidiary of Borrower to liability in an amount aggregating $50,000 or more (exclusive of claims covered by insurance policies of Borrower or its subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), Borrower shall give written notice thereof to Holder and provide such other information (other than information protected by attorney-client privilege) as may be reasonably available to enable Holder and its counsel to evaluate such matters.

                    (ii) Additional Reports Upon Request. In addition to the requirements set forth in clause (i) of this Section 3(c), Borrower, upon the request of Holder, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) and provide such other information as may be reasonably available to it to enable Holder and its counsel to evaluate such matters.

         (d) Insurance. As soon as practicable and in any event by the last business day of October in each calendar year, Borrower shall deliver to Holder
(i) a report in form and substance reasonably satisfactory to Holder outlining
(A) all material insurance coverage maintained as of the date of such report by Borrower and its subsidiaries and the duration of such coverage and (B) the claims and awards, if any, made under such insurance for the twelve (12) calendar month period then ending and (ii) evidence that all premiums with respect to such coverage have been paid.

         (e) SEC Reports. Simultaneous with the filing of any report or document with the United States Securities and Exchange Commission ("SEC Filing"), Borrower shall deliver a copy of such SEC Filing to Holder.

         (f) Other Reports. Simultaneous with the delivery thereof to the primary intended recipient, Borrower shall deliver or cause to be delivered to Holder (i) copies of all press releases made available generally by Borrower or any of its subsidiaries to the public concerning material developments in the business of such person(s), (ii) reports, if any, submitted to Borrower or any of its subsidiaries or their respective boards of directors by such person's independent public accountants, including, without limitation, any management report prepared in connection with the annual audit; and (iii) copies of all documents and reports delivered to any creditor of Borrower or its subsidiaries who provides loans or credit facilities to Borrower or its subsidiaries.

         (g) Other Information. Promptly upon receiving a request therefor from Holder, Borrower shall prepare and deliver to Holder such other information with respect to Borrowers and its subsidiaries, as from time to time may be reasonably requested by Holder.

4. Affirmative Covenants. Borrower covenants and agrees that until payment in full of all of the Obligations (other than indemnities not yet due), unless Holder shall otherwise give its prior written consent:

         (a) Existence, Etc. Borrower shall at all times maintain, and cause each of its subsidiaries to maintain, its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect their respective rights and franchises material to their respective businesses.

         (b) Corporate Powers; Conduct of Business. Borrower shall, and shall cause each of its subsidiaries to, qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its property requires it to be so qualified and in good standing, except to the extent that failure to be so qualified does not have a Material Adverse Effect.

         (c) Compliance with Laws, Etc. Borrower shall, and shall cause each of its subsidiaries to, (i) comply with all requirements of law affecting it or its business, property, assets or operations, and (ii) obtain as needed all permits necessary for its operations and maintain such permits in good standing, except in the case where noncompliance with either clause (i) or (ii) above is not reasonably likely to result in a Material Adverse Effect.

         (d) Payment of Taxes and Claims. Borrower shall, and shall cause each of its subsidiaries to, file all tax returns and reports as and when required by the related governmental authority and pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its property or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (defined below) (other than a Permitted Lien (defined in Section 5(c))) upon any of the property of Borrower or any other subsidiary of Borrower, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause
(i) above or claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. For purposes of this Note, the term "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, deposit arrangement, security interest, encumbrance (including, without limitation, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other and including, without limitation, any environmental lien), option, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a capital lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to s. 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

         (e) Insurance. Borrower shall maintain in full force and effect the insurance policies and programs as are reasonably acceptable to Holder. All such policies and programs shall be maintained with insurers reasonably acceptable to Holder.

         (f) Inspection of Property; Books and Records; Discussions. Borrower shall permit, and shall cause each of its subsidiaries to permit, any authorized representative(s) designated by Holder to visit and inspect, whether by access to Borrower's or its respective subsidiaries' MIS or otherwise, any of their respective property, to examine, audit, check and make copies of Borrower's and its respective subsidiaries' financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability, by such representatives designated by Holder), and to discuss their affairs, finances and accounts with their management personnel and independent certified public accountants, all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. After the occurrence of a default or an Event of Default hereunder, each such visitation and inspection shall be at Borrower's expense. Borrower shall keep and maintain, and cause each of its subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities. If an Event of Default has occurred and is continuing and the Obligations have been accelerated pursuant to Section 1, Borrower, upon Holder's request in connection with efforts to enforce the rights and remedies of Holder hereunder, shall turn over, and cause each of their respective subsidiaries to turn over, any such records requested by Holder to Holder or its representatives; provided, however, that Borrower may, in its discretion, retain copies of such records. Without limiting the foregoing, Borrower acknowledges and agrees that Holder may engage an independent consultant to act as its representative to undertake certain of the aforesaid actions on behalf of Holder and covenants that Borrower will, and will cause its subsidiaries to, cooperate fully with such consultant in the conduct of its activities and make available such personnel, information, data and documents as are requested by such consultant in the conduct of such activities. After the occurrence of a default or an Event of Default hereunder, all such activities of consultants shall be at the expense of Borrower. Holder will use reasonable efforts consistent with prudent practices, to keep all non-public and proprietary information of Borrower and any subsidiary of Borrower confidential provided that Holder may disclose such information (a) subject to appropriate confidentiality agreements, (b) in accordance with applicable law, or (c) when such information becomes public through no fault of Holder.

         (g)   [INTENTIONALLY OMITTED].

         (h) Maintenance of Property. Borrower shall, and shall cause each of its subsidiaries to, maintain in all material respects all of its owned and leased property in good, safe and insurable condition and not permit, commit or suffer any waste of any such property and shall maintain all such property in good working order, reasonable wear and tear excepted; provided, however, that such property may be altered or renovated in the ordinary course of Borrower's or any of its subsidiaries' business.

         (i) Condemnation. Immediately upon Borrower learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased real property of Borrower or any of its subsidiaries, Borrower shall notify Holder of the pendency of such proceeding.

         (j) Future Guarantees. Borrower shall cause all subsidiaries of Borrower to execute and deliver to Holder a guaranty of the Obligations concurrently with such entity becoming a subsidiary of Borrower, in form and substance satisfactory to Holder in its sole discretion.

5. Negative Covenants. Borrower covenants and agrees that it shall comply with the following covenants until payment in full of all of the Obligations (other than indemnities not yet due), unless Holder shall otherwise give its prior written consent:

         (a) Indebtedness. Borrower may incur Indebtedness on an unsecured basis where the creditor is merely a general unsecured creditor of Borrower or its subsidiaries and is not entitled to payments on a preferential basis. Borrower shall not, nor shall Borrower permit any of its subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly (as an Accommodation Obligation (as defined below) or otherwise) liable with respect to any Indebtedness (defined below) that is secured or senior to the Obligations unless Holder is separately granted by Borrower, a pari passu senior position in right of payment with such creditor, and if such creditor is secured, a pari passu security interest with such creditor (the "Permitted Senior Indebtedness"). Holder and Borrower will execute such documents reasonably required to evidence such secured or senior pari passu position contemporaneously with the issuance of such senior or secured loan or extension of credit. The Permitted Senior Indebtedness may be paid in accordance with the terms of such Senior Permitted Indebtedness provided that no default or Event of Default exists or would occur upon making such payment and provided further that neither Borrower nor any subsidiary shall pre-pay or accelerate any payments payable under the Permitted Senior Indebtedness. Notwithstanding the foregoing, Borrower may incur Indebtedness which constitutes Customary Permitted Liens and Permitted Liens (as defined below).

                    (i) For purposes of this Note "Indebtedness" as applied to any person, means without limitation all indebtedness, obligations or other liabilities of such person for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, or which are Accommodation Obligations.

                    (ii) For purposes of this Note "Accommodation Obligation" means any contractual obligation, contingent or otherwise, of one person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with. The amount of any Accommodation Obligation shall be equal to the amount of the Indebtedness, obligation or liability so guaranteed or otherwise supported; provided, that if the liability of the person extending such guaranty or support is limited with respect thereto to an amount less than the Indebtedness, obligation or liability guaranteed or supported, or is limited to recourse against a particular asset or assets of such person, the amount of the corresponding Accommodation Obligation shall be so limited.

         (b) Sales of Assets. Borrower shall not, and shall not allow any of its subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of any of its property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so other than in the ordinary course of business, unless:

                    (i) the sale of any tangible or intangible property outside of the ordinary course of such person's business is for consideration not less than the fair market value thereof and the fair market value thereof in the aggregate with all other sales outside the ordinary course of business on an annual basis does not exceed $100,000, provided that when the proceeds or other consideration exceed $100,000 for sales outside the ordinary course of business, fifty percent (50%) of the proceeds and any other consideration received in excess of $100,000 from such sales, shall be paid to Holder and if required by the terms of the Permitted Senior Indebtedness any other senior creditor, pro rata, and payments to Holder shall be applied against the Obligations; and

                    (ii) the disposition of equipment if (A) such equipment is obsolete or no longer useful in the ordinary course of business of Borrower or any of its subsidiaries, provided that the aggregate fair market value of all such equipment disposed of in any Fiscal Year by Borrower or any of its subsidiaries and its subsidiaries shall not exceed $50,000, or (B) within six (6) months after such disposition, an amount equal to the proceeds therefrom is either (x) used to finance the purchase of replacement equipment and the seller thereof delivers to Holder evidence of such use and that the replacement equipment is free and clear of all Liens except Permitted Liens or (y) the proceeds are delivered to Holder for application to the repayment of the Obligations, and if required by the terms of the Permitted Senior Indebtedness, to such senior creditor, pro rata.

         (c) Liens. Borrower shall not, and shall not permit any of its subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except
(i) Permitted Senior Indebtedness, (ii) Customary Permitted liens, and (iii) liens securing Indebtedness which is incurred to refinance Indebtedness which is secured by Permitted Liens (as defined below); provided that such liens do not extend to or cover any property or assets of the Borrower or any of its subsidiaries other than the property or assets securing the indebtedness being refinanced.

                    (i) For purposes hereof "PERMITTED LIENS" means (i) liens (including extensions and renewals thereto) upon real or personal (whether tangible or intangible) property acquired after the Issue Date provided that (a) such lien is created solely for the purpose of securing indebtedness incurred, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets acquired and such lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any indebtedness previously so secured, (b) the principal amount of the indebtedness secured by such lien does not exceed 100% of such cost and (c) any such lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (ii) any interest or title of a lessor in the property subject to any capitalized lease obligation or operating lease; (iii) liens on property of, or on shares of capital stock or indebtedness of, any person existing at the time such person becomes, or becomes a part of, the Borrower or any subsidiary of the Borrower; provided that such liens do not extend to or cover any property or assets of the Borrower or any subsidiary of the Borrower, other than the property or assets acquired; (iv) liens in favor of the Borrower or any subsidiary; (v) liens securing reimbursement obligations with respect to letters of credit that encumber documents or other property relating to such letters of credit and the products and proceeds thereof; (vi) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of products entered into by the Borrower or any of its subsidiaries in the ordinary course of business of the Borrower and its subsidiaries; (vii) liens securing the Borrower's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other products which are limited to the inventory or products related thereto; and (viii) licenses, escrows or any security interests arising in the ordinary course of business, granted by the Borrower with respect to any intellectual property owned by the Borrower.

                    (ii) For purposes of this Note, "Customary Permitted Liens" means (i) Liens (other than environmental liens and Liens in favor of the Pension Benefit Guaranty Corporation ("PBGC") with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of Borrower's or any of its subsidiaries' assets or property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $50,000; and
               (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of a Borrower or any of its subsidiaries.

         (d)   [INTENTIONALLY OMITTED]

         (e)   [INTENTIONALLY OMITTED]

         (f) Restricted Junior Payments. Borrower shall not, nor shall Borrower permit any of its subsidiaries to, declare or make any Restricted Junior Payment (defined below), except dividends or other distributions (directly or indirectly) from subsidiaries of Borrower to Borrower in such amounts and at such times as are required to enable Borrower to meet its Obligations hereunder or under any Indebtedness permitted by Section 5(a) hereof. Notwithstanding the foregoing, payments by Borrower to a Guarantor or a Guarantor to Borrower in accordance with the terms of the specific Indebtedness are permitted provided that no default or Event of Default exists or will occur as a result of such payment. For purposes of this Note, the term "RESTRICTED JUNIOR PAYMENT" shall mean (i) any dividend or other distribution, direct or indirect, on account of any equity securities of Borrower or any subsidiary of Borrower now or hereafter outstanding other than shares issued pursuant to a shareholders rights plan, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any securities of Borrower or any subsidiary of Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness owing at any time to any affiliate of a Borrower, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity securities of Borrower or any subsidiary of Borrower now or hereafter outstanding, and (v) any fees or other remuneration paid to Borrower or any subsidiary of Borrower. [INTENTIONALLY OMITTED]

         (g) Transactions with Affiliates. Borrower shall not, and shall not permit any of its subsidiaries to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any affiliate of Borrower, on terms that are less favorable to Borrower or its subsidiary than those that might be obtained in an arm's length transaction at the time from persons who are not such an affiliate, provided that Borrower may enter into a business transaction with a Guarantor if Borrower's board of directors deem such transaction to be prudent in the exercise of their reasonable business judgment.

         (h) Restriction on Fundamental Changes. Borrower shall not, and shall not permit any of its subsidiaries to enter into any merger or consolidation with an unaffiliated third party. Notwithstanding the foregoing if the combined financial strength after the merger is greater than or equal to the Borrower's financial condition prior to the merger and Borrower's ability to satisfy the Obligations is not impaired, as certified without qualification to Holder by an independent public accounting firm or independent investment banking firm, in either case, reasonably acceptable to Holder, then Borrower may pursue the merger without Holder's consent. Borrower shall not, and shall not permit any of its subsidiaries (which account for 10% or more of Borrower's business) to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

         (i)   [INTENTIONALLY OMITTED]

         (j)   [INTENTIONALLY OMITTED]

         (k) Organizational Documents. Borrower shall not, nor shall Borrower permit any of its subsidiaries to, amend, modify or otherwise change any of the terms or provisions in any of its organizational documents (charter, articles of incorporation, bylaws, partnership agreements, membership agreements, operating agreements or other similar documents) as in effect on the date hereof, which change in any material respect the nature of Borrower's or any of its subsidiaries' business or obligations with respect to the payment of its Indebtedness or which would otherwise have a Material Adverse Effect.

         (l)   [INTENTIONALLY OMITTED]

         Borrower and each endorser, surety, guarantor or other accommodation party of this Note (hereinafter referred to collectively as the "Obligors" and individually an "Obligor") hereby: (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, in enforcing any of the security rights or in proceeding against any security that may hereafter be granted to secure this Note; (b) agree to any substitution, exchange, addition or release of any security that may hereafter be granted to secure this Note or the addition or release of any party or person primarily or secondarily liable hereon; (c) agree that Holder shall not be required first to institute any suit, or to exhaust his, their or its remedies against Borrower, any Obligors, or any other person or party to become liable hereunder or against any security that may hereafter be granted to secure this Note in order to enforce payment of this Note; (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgency with respect hereto without notice, consent or consideration to any of the foregoing; and (e) agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by Holder of any such person), they shall be and remain jointly and severally, directly and primarily, liable for all sums due under this Note.

         Borrower and each subsidiary of Borrower that becomes a guarantor of this Note (each, a "GUARANTOR"), jointly and severally, further agrees (a) to indemnify and hold harmless Holder and each of their respective officers, directors, employees, attorneys and agents (collectively, the

"Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Note, the Redemption Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the management of such loan evidenced hereby, the use or intended use of the proceeds of the loans evidenced hereby, or any of the other transactions contemplated in or by this Note, the Redemption Agreement or any of the other Loan Documents, or (ii) any liabilities and costs relating to (x) any violation by Borrower or any subsidiary of Borrower, or their respective predecessors-in-interest, of any environmental, health or safety requirements of law, or (y) the past, present or future operations of Borrower or subsidiary of Borrower, or any of their respective predecessors-in-interest (collectively, the "INDEMNIFIED MATTERS"); provided, however, Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a final, non-appealable order of a court of competent jurisdiction and (b) not to assert any claim against any of the Indemnified Parties on any theory of liability for special, indirect, consequential or punitive damages arising out of, or in any way in connection with, the Obligations or any other matters governed by this Note, the Redemption Agreement and/or the other Loan Documents. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower and its subsidiaries shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or three (3) business days after deposit in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties shall be as set forth in its Redemption Agreement, or, as to each party, at such other address as may be designated by such party in a written notice to the other party.

         All obligations of Borrower and any Guarantor in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Note, the Redemption Agreement and the other Loan Documents, the making and repayment of the loan evidenced thereby, and the termination of this Note and shall not be limited in any way by the passage of time or occurrence of any event.

         In case any provision in or obligation under this Note or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         The Holder does not intend to violate any applicable usury laws. Nothing herein contained shall be construed or so operate as to require the Borrower to pay interest at a greater rate than is lawful in such case to contract for, or to make any payment, or to do any act contrary to law. Should any interest or other charges paid by the Borrower, or parties liable for the payment of this Note, in connection with the loan evidenced by this Note, or any document delivered in connection with said loan, result in the computation or earning of interest in excess of the maximum rate of interest which is legally permitted by law, then any and all such interest in excess of the maximum legal rate of interest shall automatically be and the same is hereby waived by the Holder hereof, and any and all such interest in excess of the maximum legal rate which has been paid shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess which exceeds the balance due under this Note shall be paid by the Holder to the Borrower.

         No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

         The Note may be amended or modified only by an instrument in writing signed by the Borrower and the Holder.

         This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

         All parties liable for the payment of this Note agree to pay the Holder hereof reasonable attorneys' fees and paralegal fees for the services and expenses of counsel employed after default or maturity to collect this Note (including any bankruptcy proceedings or appeals relating to such enforcement proceedings), whether or not suit be brought.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware (without regard to principles of conflict of laws) ("GOVERNING LAW").

         Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the masculine shall include the feminine and the neuter, the words "Borrower" and "Holder" shall be deemed to include Borrower and Holder as defined herein and their respective successors and assigns, and the word "person" shall be deemed to mean natural persons, corporations, partnerships and all other legal entities. It is expressly understood and agreed that Holder shall never be construed for any purpose as a partner, joint venturer, co-principal or associate of Borrower or any Obligors or of any person or party claiming by, through or under Borrower or any Obligors in the conduct of their respective businesses.

         The Borrower and Holder irrevocably consent to the jurisdiction of the United States federal courts and state courts located in Delaware in any suit or proceeding based on or arising under this Note, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Borrower and Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

         THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS LOAN.







         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

                                       SMARTSOURCES.COM, INC.



                                       By:
                                           -------------------------------------
                                           Nathan Nifco
                                           Chairman, President and CEO